SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)             February 27, 2006

DENDRITE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-16379	22-2786386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1405 U.S. Highway 206, Bedminster, New Jersey	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (908) 443-2000

              Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 27, 2006 the Compensation Committee of the Board of Directors approved a bonus arrangement for Joseph Ripp, President and Chief Operating Officer, and Jeffrey Bairstow, Executive Vice President and Chief Financial Officer, under which incentive payments in specific, equal amounts, may be made based on appreciation in the Company’s common stock in excess of three targeted levels. The targeted levels can be met at any point during a four (4) year period based on the average daily closing price of the Company’s common stock for a forty-five (45) consecutive trading day period. Up to two-thirds of the potential bonus may be earned no sooner than the end of two years and payable within thirty (30) days from the second anniversary date and one-third may be earned no sooner than the end of three years and payable within thirty (30) days from the third anniversary date, in each case so long as the stock price is not less than the particular targeted level as of the payment date (otherwise it will be paid twelve months later, or, if sooner, March 31, 2010).  The maximum bonus award under the arrangement is $2.0 million for Mr. Ripp and $350,000 for Mr. Bairstow, less applicable taxes. To be eligible for payment of any earned portion of the incentive bonus the executive must be actively employed by the Company as of the particular payment date(s).  The full bonus award would be paid upon a change in control.  No part of such incentive bonus shall be used in calculating the amount of any other severance, termination pay, change-in-control compensation or other amounts related to employment termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDRITE INTERNATIONAL, INC.

Dated: March 2, 2006	By:	/s/ CHRISTINE A. PELLIZZARI
	Name:	Christine A. Pellizzari
	Title:	Senior Vice President, General Counsel
and Secretary